Exhibit 99.1

United Technologies Board Elects Gregory J. Hayes Chairman, Edward A. Kangas Named Lead Director

FARMINGTON, Conn., September 14, 2016 – The Board of Directors of United Technologies Corp. (NYSE: UTX) today elected Gregory J. Hayes as its chairman, effective immediately. Hayes, 55, will serve as chairman, chief executive officer and president. He succeeds Edward A. Kangas, who has served as non-executive chairman since November 2014. The non-management directors also designated Kangas to serve as the independent lead director, a role he previously served in from April 2013 until his election as non-executive chairman in 2014.

Hayes has been a member of the board, and president and CEO of United Technologies since November 2014. He is a 27-year veteran of the company who served as senior vice president and chief financial officer for six years before being elected president and CEO.

“Greg Hayes has demonstrated strong performance in leading the company. He has streamlined our business portfolio, optimized our organization, and positioned the company for sustained long-term growth,” Kangas said.

“Ed Kangas has been an outstanding non-executive chairman for our board, providing strong leadership through an important period for our company,” Hayes said. “I am honored to be elected chairman and look forward to continue working with Ed as our independent lead director.”

Kangas is the former chairman and CEO of Deloitte Touche Tohmatsu. He has been a member of the United Technologies board since 2008 and serves as chairman of the board’s audit committee.

United Technologies Corp., based in Farmington, Connecticut, provides high-technology systems and services to the building and aerospace industries. For more information about the company, visit our website at www.utc.com or follow us on Twitter: @UTC.